EXHIBIT 10.1

Eppel Joins New Leaf Brands Board of Directors

Veteran Executive to Chair Compensation Committee

OLD TAPPAN, NJ -- (Marketwire - 08/23/12) – David N. Fuselier, Chairman and CEO of New Leaf Brands, Inc., (PINK: NLEF - News), announced today that Mr. Edward “Ted” Eppel has been appointed to NLEF’s Board of Directors. Mr. Eppel brings more than 35 years of broad consumer packaging experience and is the former President of the Society of Packaging and Handling Engineers. A lifetime member of the Institute of Packaging Professionals, he is a past President of the Meadowlands, New Jersey chapter.

“I’m very excited to join the New Leaf team and to bring my experience in packaging and handling. I'll be able to assist New Leaf in the reduction of beverage packaging expenses. The company can be more efficient than it is, and will be,” said Mr. Eppel.

New Leaf CEO Fuselier said “We are pleased that Ted has accepted our request to join New Leaf’s Board. His 35 year career provides our company with fresh insights and extraordinary depth in packaging.” Mr. Eppel will chair New Leaf’s Compensation Committee.

New Leaf Brands, Inc. is a diversified beverage holding company acquiring brands, distributors and manufacturers in the beverage industry. New Leaf Tea was the company's first product and now is available to consumers in 12 unique flavors -- including four lemonades -- at over 10,000 outlets including restaurants, delis, health food stores, pizzerias and other retail establishments.   Visit us at: www.NewLeafBrands.com.

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Company's expectations, among other things, are dependent upon general economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, its ability to operate its subsidiary companies effectively, need for and availability of additional capital as well as other uncontrollable or unknown factors which are more fully disclosed in 10-Ks and 10-Qs on file with the Securities and Exchange Commission.

Contact:
Frank Russo
Vice President, New Leaf Brands, Inc.
201-784-2400 x12
frank@newleafbrands.com